UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 27, 2005
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Material Definitive Agreement

On April 27, 2005, the Compensation Committee of Steiner Leisure Limited  ("the Company") approved modifications to the compensation of two of the Company's "Named Executive Officers" (i.e., two of the Company's top five highest compensated officers for 2004).

With respect to Sean Harrington, Managing Director of the Company's Elemis Limited subsidiary, the Committee increased the bonus that was payable to him under his employment agreement from an amount equal to 62% of his based salary, as required under that agreement, to an amount equal to 72% of his base salary.  The Committee also approved, effective January 1, 2005, an increase in Mr. Harrington's base salary for 2005 from four percent, as previously approved by the Committee, to five percent.

With respect to Robert Boehm, Senior Vice President and General Counsel of the Company, the Committee approved, effective January 1, 2005, an increase in his base salary for 2005 from four percent, as previously approved by the Committee, to five percent.

Item 2.02.  Results of Operations and Financial Condition

Disclosure under this Item 2.02 is furnished to comply with the SEC requirement that the earnings press release of the registrant be furnished to the SEC under cover of Form 8-K. The Company's earnings press release for the first quarter and fiscal year ending March 31, 2005 was issued after the close of regular trading on the Nasdaq National Market on April 27, 2005.

The information in this Form 8-K, including the exhibit, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general language in such filing, unless it is specifically identified therein as being incorporated therein by reference.

Item 9.01.  Financial Statement and Exhibits

  Exhibits

99.1 - Press Release issued by Steiner Leisure Limited on April 27, 2005

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEINER LEISURE LIMITED

Date: April 27, 2005	/s/ Leonard I. Fluxman
Leonard I Fluxman
President and Chief Executive Officer